Exhibit 99.2

Tactile Medical Acquires LymphaTech, Expanding Breadth and Depth of its Lymphedema Solutions Portfolio

LymphaTech’s 3D Platform and Digital Capabilities to Improve Disease Identification, Accelerate Therapy Adoption, and Support Next-Generation Lymphatic Therapies

MINNEAPOLIS, MN, February 17, 2026 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced that it has acquired LymphaTech Inc., for an upfront cash payment at closing of $6.8 million, plus potential additional consideration that is contingent upon the achievement of future milestones.

Founded in 2014, LymphaTech, Inc. is a privately held medical technology company pioneering a digital, three-dimensional (“3D”) full body measurement and monitoring platform designed specifically for lymphedema. Damage to the lymphatic system from chronic fluid accumulation can cause swelling and tissue fibrosis, significantly impacting patients’ quality of life and health care utilization. The acquisition will expand Tactile Medical’s lymphedema portfolio with new solutions that enable more accurate and efficient disease identification and progression, while broadening the Company’s research and development capabilities and strengthening its market leadership position in conditions associated with lymphatic dysfunction.

LymphaTech’s primary technology is a hand-held, clinically validated solution that uses proprietary algorithms and mobile scanning to deliver highly accurate fluid volume and precise circumference measurements, two critical elements in identifying lymphedema and informing the appropriate therapy options. The platform immediately generates a clinical grade 3D model of the body and limbs, replacing traditional manual measurement methods that are time consuming and highly variable.

In addition to real-time measurement, the platform supports longitudinal surveillance, allowing clinicians to track swelling changes over time, including lymphedema disease progression and treatment response. Today, the platform is also used by compression garment manufacturers and fitters to digitize garment measurement and ordering, thereby improving fit accuracy, reducing returns, and streamlining the overall order process and clinic workflow.

“This acquisition is a milestone in Tactile’s evolution from a product-based company to a comprehensive, integrated solutions leader for lymphatic dysfunction,” said Sheri Dodd, Chief Executive Officer of Tactile Medical. “By bringing together Tactile and LymphaTech, we become uniquely positioned to support patients and clinicians from early disease intervention to innovative connected therapies with long-term support and monitoring alongside our Kylee™ patient engagement application.”

Ms. Dodd continued, “The acquisition also brings advanced research competencies and programs that extend LymphaTech’s proprietary capabilities into next-generation approaches for assessment and treatment. As the scientific and clinical understanding of lymphatic dysfunction continues to increase, Tactile is poised to lead the next wave of technological innovation accelerating therapy for the 20 million symptomatic patients in the United States.”

“With the rising prevalence of lymphedema, this tool is essential in providing clinicians with accurate, repeatable measurements that reduce variability and streamline workflows,” said Tony Gasparis, MD, Chief Medical Officer at Tactile Medical “By introducing greater objectivity and efficiency into assessment, it enhances confidence in clinical decision-making and enables providers to dedicate more time to patient care.”

In connection with the transaction, LymphaTech co-founders Mike Weiler, PhD, and Nate Frank, MBA, have joined Tactile Medical to drive commercial adoption of the LymphaTech platform and support ongoing research activities.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency, and chronic inflammatory lung disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements, including expected impacts of the acquisition, such as portfolio expansion, market leadership and other positioning, future capabilities and leading indicators, as well as features, capabilities and effects of the technology acquired. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions, including inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; price increases for supplies and components; wage and component price inflation; loss of a key supplier or other supply chain disruptions; entry of new competitors and/or competitive products; compliance with and changes in federal, state and local government laws and regulations; technological obsolescence of, or quality issues with, the Company’s products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Inquiries:

Sam Bentzinger
Gilmartin Group
investorrelations@tactilemedical.com